EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 24, 2024

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2023 RESULTS

NOTABLE ITEMS INCLUDE:

FOURTH QUARTER 2023
•DILUTED EARNINGS PER SHARE OF $0.19 FOR THE FOURTH QUARTER OF 2023, COMPARED TO $0.19 FOR THE TRAILING QUARTER, AND $0.31 FOR THE FOURTH QUARTER OF 2022.
•NET INTEREST MARGIN COMPRESSION SLOWED TO EIGHT BASIS POINTS COMPARED TO A NINE BASIS POINT DECREASE FOR THE QUARTER ENDED SEPTEMBER 30, 2023.
•TOTAL DEPOSITS (EXCLUDING BROKERED) INCREASED BY APPROXIMATELY $110 MILLION, OR 12% ANNUALIZED, FROM SEPTEMBER 30, 2023.
•     COST OF DEPOSITS WAS 175 BASIS POINTS FOR THE CURRENT QUARTER AS COMPARED TO 146 BASIS POINTS FOR THE TRAILING QUARTER.
•    LOAN BALANCES DECLINED MODESTLY FROM SEPTEMBER 2023 WITH DECREASES IN MULTIFAMILY, COMMERCIAL MORTGAGE, ONE-TO FOUR FAMILY, AND CONSTRUCTION AND LAND LOANS BEING PARTIALLY OFFSET BY INCREASES IN HOME EQUITY LOANS AND LINES OF CREDIT, AND COMMERCIAL AND INDUSTRIAL LOANS.
•CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.27% COMPARED TO 0.24% AT SEPTEMBER 30, 2023.
•    MAINTAINING STRONG LIQUIDITY WITH OVER $795 MILLION IN AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE FOR PLEDGE OF APPROXIMATELY $931 MILLION.
•    THE COMPANY REPURCHASED 430,521 SHARES FOR A COST OF $4.4 MILLION.
•OUR 39TH BRANCH LOCATION IN ELIZABETH, NJ, OPENED IN DECEMBER 2023.
•CASH DIVIDEND OF $0.13 PER SHARE DECLARED ON COMMON STOCK, PAYABLE FEBRUARY 21, 2024, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 7, 2024.

FULL-YEAR 2023
•DILUTED EARNINGS PER SHARE OF $0.86 COMPARED TO $1.32 FOR 2022.
•NET INTEREST MARGIN DECREASED BY 62 BASIS POINTS TO 2.35% COMPARED TO 2.97% FOR 2022.
•THE COMPANY REPURCHASED 3.1 MILLION SHARES TOTALING $36.9 MILLION. APPROXIMATELY $3.1 MILLION REMAINS TO BE REPURCHASED AS OF DECEMBER 31, 2023.

WOODBRIDGE, N.J., JANUARY 24, 2024 -- NORTHFIELD BANCORP, INC. (The “Company”) (Nasdaq:NFBK), the holding company for Northfield Bank, reported net income of $8.2 million, or $0.19 per diluted share, for the quarter ended December 31, 2023, as compared to $8.2 million, or $0.19 per diluted share, for the quarter ended September 30, 2023, and $14.1 million, or $0.31 per diluted share, for the quarter ended December 31, 2022. For the year ended December 31, 2023, net income totaled $37.7 million, or $0.86 per diluted share, compared to $61.1 million, or $1.32 per diluted share, for the year ended December 31, 2022. The decrease in net income for both the quarter and year ended December 31, 2023, compared to the comparable prior year periods, was primarily the result of a decrease in net interest income, primarily attributable to a decrease in lower-cost deposits as well as higher funding costs.

Commenting on the quarter and year, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “The Northfield team remained focused on building long-term stockholder value in a challenging operating environment. Relationship banking, fueled by growth in core deposits, commercial lending, and strong asset quality, coupled with disciplined expense management continues to deliver solid financial results.” Mr. Klein also noted, “Northfield’s financial results continue to fund the efficient repurchase of common stock and prudently build upon our strong capital and liquidity, positioning us to take advantage of future opportunities to deploy capital.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable February 21, 2024, to stockholders of record on February 7, 2024.”
Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2023 and 2022

Net income was $37.7 million and $61.1 million for the years ended December 31, 2023 and December 31, 2022, respectively. Significant variances from the prior year are as follows: a $33.6 million decrease in net interest income, a $3.1 million decrease in the provision for credit losses on loans, a $3.9 million increase in non-interest income, a $6.5 million increase in non-interest expense, and a $9.6 million decrease in income tax expense.

Net interest income for the year ended December 31, 2023, decreased $33.6 million, or 21.2%, to $124.7 million, from $158.3 million for the year ended December 31, 2022. The decrease in net interest income was primarily attributable to an increase in the cost of interest-bearing liabilities due to the increase in market interest rates (as further discussed below) including a $62.7 million increase in interest expense on deposits, borrowings and subordinated debt which was partially offset by a $29.1 million increase in interest income. The increase in interest expense on deposits, borrowings and subordinated debt was largely driven by the impact of rising market interest rates and a $120.2 million, or 3.1%, increase in the average balance of interest-bearing liabilities, including increases of $481.5 million and $27.7 million, in the average balance of borrowed funds and subordinated debt, respectively, partially offset by a $389.1 million decrease in the average balance of interest-bearing deposits. The increase in interest income was primarily due to a 56 basis point increase in yields on interest-earning assets due to the rising rate environment and a greater percentage of assets consisting of higher-yielding loans, partially offset by a $26.3 million, or 0.5%, decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was due to decreases in the average balance of mortgage-backed securities of $181.5 million and the average balance of other securities of $46.7 million, partially offset by increases in the average balance of loans outstanding of $171.2 million, the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $18.1 million, and the average balance of interest-earning deposits in financial institutions of $12.5 million.

Net interest margin decreased by 62 basis points to 2.35% for the year ended December 31, 2023 from 2.97% for the year ended December 31, 2022. The decrease in net interest margin was primarily due to interest-bearing liabilities repricing faster than interest-earning assets. The cost of interest-bearing liabilities increased by 156 basis points to 2.11% for the year ended December 31, 2023, from 0.55% for the year ended December 31, 2022, driven primarily by a 133 basis point increase in the cost of borrowings from 2.25% to 3.58% and a 131 basis point increase in the cost of interest-bearing deposits from 0.30% to 1.61% for the year ended December 31, 2023, due to rising market interest rates and a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit. The increase in the cost of interest-bearing liabilities was partially offset by an increase in the yield on interest-earning assets, which increased 56 basis points to 3.93% for the year ended December 31, 2023, from 3.37% for the year ended December 31, 2022, primarily due to an increase in yields on loans from 3.95% to 4.28%, or 33 basis points. The Company accreted interest income related to PCD loans of $1.3 million for the year ended December 31, 2023, as compared to $1.5 million for the year ended December 31, 2022. Fees recognized from Paycheck Protection Program (“PPP”) loans totaled $31,000 for the year ended December 31, 2023, as compared to $1.3 million for the year ended December 31, 2022. Net interest income for the year ended December 31, 2023, included loan prepayment income of $1.6 million as compared to $4.5 million for the year ended December 31, 2022.

The provision for credit losses on loans decreased by $3.1 million to a provision of $1.4 million for the year ended December 31, 2023, compared to $4.5 million for the year ended December 31, 2022, primarily due to slower loan growth, a decrease in reserves related to non-economic qualitative loss factors in the multifamily and commercial real estate portfolios, and a decrease in reserves related to the PCD portfolio, attributable to improved cash flows and a decrease in PCD loan balances. In addition, there was an improvement in the macroeconomic outlook. The decreases were partially offset by higher net charge-offs and higher reserves for downgraded commercial and industrial loans. Net charge-offs were $6.4 million for the year ended December 31, 2023, as compared to net charge-offs of $838,000 for the year ended December 31, 2022, due to $6.2 million in charge-offs on small business unsecured commercial and industrial loans. Management continues to monitor the small business unsecured commercial and industrial loan portfolio, which totaled $37.4 million at December 31, 2023.

Non-interest income increased $3.9 million, or 49.0%, to $11.9 million for the year ended December 31, 2023, from $8.0 million for the year ended December 31, 2022, due primarily to a $3.9 million increase in mark to market gains on trading securities, net. For the year ended December 31, 2023, gains on trading securities were $1.7 million, as compared to losses of $2.2 million for the year ended December 31, 2022. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $6.5 million, or 8.4%, to $83.5 million for the year ended December 31, 2023, compared to $76.9 million for the year ended December 31, 2022. The increase was primarily due to a $4.5 million increase in employee compensation and benefits, primarily attributable to a $3.9 million increase in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, coupled with an increase in equity award expense related to awards issued in the first quarter of 2023, annual merit increases, and severance expense of $440,000, partially offset by a decrease in the accrual for incentive compensation. During the second quarter of 2023, due to economic conditions, the Company implemented a workforce reduction plan, which included modest layoffs and the elimination of, and/or not filling, certain open positions. The annual estimated cost savings of this plan is $1.4 million, pre-tax. Data processing expense increased by $723,000, due to continued investments in technology, increased transaction costs related to an increase in the number of customer accounts and related volume of transactions, and higher pricing effective January 2023. FDIC insurance expense increased by $924,000 due to higher assessment rates. There was a $506,000 decrease in the credit loss benefit for off-balance sheet credit exposures due to a benefit of $555,000 recorded during the year ended December 31, 2023, compared to a benefit of $1.1 million for the prior year, attributed to a larger decrease in the pipeline of loans committed and awaiting closing in the prior year as compared to the current year. Partially offsetting the increases was a $440,000 decrease in professional fees attributable to higher recruitment, consulting, and outsourcing fees in the prior year.

The Company recorded income tax expense of $14.1 million for the year ended December 31, 2023, compared to $23.7 million for the year ended December 31, 2022, with the decrease due to lower taxable income. The effective tax rate for the year ended December 31, 2023, was 27.2%, compared to 28.0% for the year ended December 31, 2022.

Comparison of Operating Results for the Three Months Ended December 31, 2023 and 2022

Net income was $8.2 million and $14.1 million for the quarters ended December 31, 2023, and December 31, 2022, respectively. Significant variances from the comparable prior year quarter are as follows: a $10.4 million decrease in net interest income, a $956,000 decrease in the provision for credit losses on loans, a $408,000 increase in non-interest income, a $676,000 decrease in non-interest expense, and a $2.5 million decrease in income tax expense.

Net interest income for the quarter ended December 31, 2023, decreased $10.4 million, or 26.5%, to $28.9 million, from $39.3 million for the quarter ended December 31, 2022. The decrease in net interest income was attributable to a $16.1 million increase in interest expense on deposits and borrowings, partially offset by a $5.7 million increase in interest income. The increase in interest expense on deposits and borrowings was largely driven by an increase in the cost of funds (as discussed further below) due to the rising rate environment and, to a lesser extent, a $70.3 million, or 1.8%, increase in the average balance of interest-bearing liabilities, including an increase of $420.9 million in the average balance of borrowed funds, partially offset by a $350.6 million decrease in the average balance of interest-bearing deposits. The increase in interest income was primarily due to a 52 basis point increase in the yield on interest-earning assets due to the rising rate environment, partially offset by a decrease in the average balance of interest earning assets of $128.8 million, or 2.4%. The decrease in the average balance of interest-earning assets was due to decreases in the average balance of mortgage-backed securities of $165.3 million, the average balance of other securities of $61.3 million, and the average balance of loans outstanding of $36.2 million, partially offset by increases in the average balance of FHLBNY stock of $14.9 million, and the average balance of interest-earning deposits in financial institutions of $119.1 million.

Net interest margin decreased by 72 basis points to 2.17% for the quarter ended December 31, 2023 from 2.89% for the quarter ended December 31, 2022, primarily due to interest-bearing liabilities repricing faster than interest-earning assets. The cost of interest-bearing liabilities increased by 157 basis points to 2.52% for the quarter ended December 31, 2023, from 0.95% for the quarter ended December 31, 2022, driven primarily by a 102 basis point increase in the cost of borrowings from 2.56% to 3.58%, and a 151 basis point increase in the cost of interest-bearing deposits from 0.65% to 2.16%. The increase in the cost of interest-bearing liabilities was partially offset by an increase in the yield on interest-earning assets, which increased by 52 basis points to 4.10% for the quarter ended December 31, 2023, from 3.58% for the quarter ended December 31, 2022, primarily due to higher yields on loans from 4.01% to 4.37%, or 36 basis points. Net interest income for the quarter ended December 31, 2023, included loan prepayment income of $253,000, as compared to $287,000 for the quarter ended December 31, 2022. The Company accreted interest income related to PCD loans of $330,000 for the quarter ended December 31, 2023, as compared to $355,000 for quarter ended December 31, 2022.

The provision for credit losses on loans decreased by $956,000 to a provision of $271,000 for the quarter ended December 31, 2023, from a provision of $1.2 million for the quarter ended December 31, 2022. The decrease was primarily due to slower loan growth, a decrease in reserves related to non-economic qualitative loss factors in the multifamily and commercial real estate portfolios, and a decrease in reserves related to the PCD portfolio, attributable to improved cash flows and a decrease in PCD loan balances. Additionally, there was an improvement in the macroeconomic outlook. The decreases were partially offset by higher net charge-offs, and an increase in reserves for downgraded commercial and industrial loans. Net charge-offs were $1.2 million for the quarter ended December 31, 2023, compared to net charge-offs of $493,000 for the quarter ended December 31, 2022, primarily due to $992,000 in charge-offs on small business unsecured commercial and industrial loans.

Non-interest income increased by $408,000, or 12.7%, to $3.6 million for the quarter ended December 31, 2023, from $3.2 million for the quarter ended December 31, 2022, primarily due to a $413,000 increase in gains on trading securities. For the quarter ended December 31, 2023, gains on trading securities, net, were $998,000, compared to gains of $585,000 in the comparable prior year quarter. As discussed above, gains and losses on trading securities have no effect on net income since participants of the Plan, which the trading securities portfolio is utilized to fund, benefit from, and bear the full risk of, changes in the trading securities market values.
Non-interest expense decreased by $676,000, or 3.1%, to $21.0 million for the quarter ended December 31, 2023, from $21.7 million for the quarter ended December 31, 2022. The decrease was primarily due to a $565,000 decrease in advertising expense due to the timing of certain campaigns and a $364,000 decrease in the credit loss (benefit)/expense for off-balance sheet exposures, which was due to a benefit of $165,000 recorded during the quarter ended December 31, 2023, compared to an expense of $199,000 recorded in the prior year quarter. The benefit in the current year quarter was attributable to a decrease in the pipeline of loans committed and awaiting closing. Partially offsetting these decreases was an increase of $229,000 in FDIC insurance expense due to a higher assessment rate in the current quarter.

The Company recorded income tax expense of $3.1 million for the quarter ended December 31, 2023, compared to $5.5 million for the quarter ended December 31, 2022, with the decrease due to lower taxable income. The effective tax rate for the quarter ended December 31, 2023, was 27.2% compared to 28.1% for quarter ended December 31, 2022.

Comparison of Operating Results for the Three Months Ended December 31, 2023 and September 30, 2023

Net income remained level at $8.2 million for the quarters ended December 31, 2023, and September 30, 2023. Significant variances from the prior quarter are as follows: a $774,000 decrease in net interest income, a $1.5 million increase in non-interest income, a $413,000 increase in non-interest expense, and a $195,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2023, decreased by $774,000, or 2.6%, to $28.9 million, from $29.7 million for the quarter ended September 30, 2023. The decrease in net interest income was primarily attributable to a $2.5 million increase in interest expense on deposits and borrowings, partially offset by a $1.7 million increase in interest income. The increase in interest expense on deposits and borrowings was primarily due to an increase in the cost of funds (as discussed further below) and a $63.1 million, or 1.6%, increase in the average balance of interest-bearing liabilities driven by a $130.2 million, or 4.4%, increase in the average balance of interest-bearing deposits, partially offset by a decrease of $67.1 million, or 6.7%, in the average balance of borrowed funds. The increase in interest income was primarily due to a 10 basis point increase in the yield on interest-earning assets and a $38.2 million, or 0.7%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of interest-bearing deposits in financial institutions of $100.0 million and in the average balance of other securities of $21.8 million. The increases were partially offset by decreases in the average balance of loans outstanding of $41.4 million, the average balance of mortgage-backed securities of $40.4 million, and the average balance of FHLBNY stock of $1.8 million.

Net interest margin decreased by eight basis points to 2.17% from 2.25% for the quarter ended September 30, 2023, primarily due to the increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets. The cost of interest-bearing liabilities increased by 21 basis point to 2.52% for the quarter ended December 31, 2023, from 2.31% for the quarter ended September 30, 2023, driven primarily by higher cost of deposits, which was partially offset by higher yields on interest-earning assets, which increased by 10 basis points to 4.10% for the quarter ended December 31, 2023, from 4.00% for the quarter ended September 30, 2023. Net interest income for the quarter ended December 31, 2023, included loan prepayment income of $253,000 as compared to $183,000 for the quarter ended September 30, 2023. The Company accreted interest income related to PCD loans of $330,000 for the quarter ended December 31, 2023, as compared to $325,000 for the quarter ended September 30, 2023.

The provision for credit losses on loans increased by $83,000 to a provision of $271,000 for the quarter ended December 31, 2023, from a provision of $188,000 for the quarter ended September 30, 2023. The increase in the provision was primarily attributable to an increase in reserves for downgraded commercial and industrial and home equity loans, partially offset by an improvement in the macroeconomic outlook and lower net charge-offs. Net charge-offs were $1.2 million for the quarter ended December 31, 2023, as compared to net charge-offs of $2.9 million for the quarter ended September 30, 2023.

Non-interest income increased by $1.5 million, or 71.0%, to $3.6 million for the quarter ended December 31, 2023, from $2.1 million for the quarter ended September 30, 2023. The increase was primarily due to a $1.3 million increase in gains on trading securities, net. For the quarter ended December 31, 2023, gains on trading securities, net, were $998,000 compared to losses of $295,000 for the quarter ended September 30, 2023.

Non-interest expense increased by $413,000, or 2.0%, to $21.0 million for the quarter ended December 31, 2023, from $20.6 million for the quarter ended September 30, 2023. The increase was primarily due to a $1.3 million increase in compensation and employee benefits, which included a $1.3 million increase related to the mark to market of the Company's deferred compensation plan expense, which as previously discussed has no effect on net income. Partially offsetting the increase was a decrease of $325,000 in credit loss (benefit)/expense for off-balance sheet exposures due to a benefit of $165,000 recorded during the quarter ended December 31, 2023, compared to a provision of $160,000 for the quarter ended September 30, 2023, attributed to a decrease in the pipeline of loans committed and awaiting closing in the prior quarter as compared to the current quarter, a decrease of $189,000 in occupancy expense, and a decrease of $164,000 in data processing.

The Company recorded income tax expense of $3.1 million for the quarter ended December 31, 2023, compared to $2.9 million for the quarter ended September 30, 2023. The effective tax rate for the quarter ended December 31, 2023, was 27.2% compared to 26.0% for the quarter ended September 30, 2023.

Financial Condition

Total assets decreased by $2.9 million, or 0.1%, to $5.60 billion at December 31, 2023 compared to December 31, 2022. The decrease was primarily due to a decrease in available-for-sale debt securities of $156.7 million, or 16.5%, and a decrease in loans receivable of $40.0 million, or 0.9%, partially offset by increases in cash and cash equivalents of $183.7 million, or 401.1%, and FHLBNY stock of $9.3 million, or 30.6%.

Cash and cash equivalents increased by $183.7 million, or 401.1%, to $229.5 million at December 31, 2023, from $45.8 million at December 31, 2022, primarily due to an increase in Federal Reserve Bank of New York (“FRB”) balances driven by excess cash from borrowings and proceeds from the maturity and calls of available-for-sale securities. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities. During 2023, management believed it was prudent to increase balance sheet liquidity given general market volatility and uncertainty.

Loans held for investment, net, decreased by $40.0 million to $4.20 billion at December 31, 2023, from $4.24 billion at December 31, 2022, primarily due to a decrease in multifamily loans, partially offset by an increase in commercial real estate loans. The Company continues to focus on the credit needs of its customers, and to a lesser extent, the development of new business notwithstanding the uncertain economic environment. Multifamily loans decreased $73.6 million, or 2.6%, to $2.75 billion at December 31, 2023 from $2.82 billion at December 31, 2022, one-to-four family residential loans decreased $13.1 million, or 7.5%, to $160.8 million at December 31, 2023 from $173.9 million at December 31, 2022, and commercial and industrial loans decreased $568,000, or 0.4%, to $155.3 million at December 31, 2023 from $154.7 million at December 31, 2022. Partially offsetting these decreases were increases in commercial real estate loans of $30.3 million, or 3.4%, to $929.6 million at December 31, 2023 from $899.2 million at December 31, 2022, home equity loans of $11.0 million, or 7.2%, to $163.5 million at December 31, 2023 from $152.6 million at December 31, 2022, and construction and land loans of $6.0 million, or 24.2%, to $31.0 million at December 31, 2023 from $24.9 million at December 31, 2022.

As of December 31, 2023, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 456%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices, including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

At December 31, 2023, office-related loans represented $208.6 million, or approximately 5% of our total loan portfolio, with an average balance of $1.8 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 46% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are as follows: 54.2% in New York and 45.8% in New Jersey. At December 31, 2023, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $30.0 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms.

PCD loans totaled $9.9 million and $11.5 million at December 31, 2023 and December 31, 2022, respectively, with the decrease being primarily due to one loan with a balance of approximately $950,000 which was sold during the quarter ended December 31, 2023. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $330,000 and $1.3 million attributable to PCD loans for the quarter and year ended December 31, 2023, respectively, as compared to $355,000 and $1.5 million for the quarter and year ended December 31, 2022, respectively. PCD loans had an allowance for credit losses of approximately $3.1 million at December 31, 2023.

Loan balances are summarized as follows (dollars in thousands):

	December 31, 2023	September 30, 2023	December 31, 2022
Real estate loans:
Multifamily	$2,750,996	$2,782,141	$2,824,579
Commercial mortgage	929,595	932,987	899,249
One-to-four family residential mortgage	160,824	164,525	173,946
Home equity and lines of credit	163,520	160,798	152,555
Construction and land	30,967	32,290	24,932
Total real estate loans	4,035,902	4,072,741	4,075,261
Commercial and industrial loans	154,984	144,463	149,557
PPP loans	284	325	5,143
Other loans	2,585	2,074	2,230
Total commercial and industrial, PPP, and other loans	157,853	146,862	156,930
Loans held-for-investment, net (excluding PCD)	4,193,755	4,219,603	4,232,191
PCD loans	9,899	10,371	11,502
Total loans held-for-investment, net	$4,203,654	$4,229,974	$4,243,693

The Company’s available-for-sale debt securities portfolio decreased by $156.7 million, or 16.5%, to $795.5 million at December 31, 2023, from $952.2 million at December 31, 2022. The decrease was primarily attributable to paydowns, maturities, and calls. At December 31, 2023, $550.6 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $73.9 million in U.S. Government agency securities, $44.4 million in U.S. Treasuries, $125.8 million in corporate bonds, substantially all of which were considered investment grade, and $763,000 in municipal bonds at December 31, 2023. Gross unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $32.5 million and $279,000, respectively, at December 31, 2023, and $48.6 million and $332,000, respectively, at December 31, 2022.

Equity securities were $10.6 million at December 31, 2023 and $10.4 million at December 31, 2022. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities remained at $4.90 billion at both December 31, 2023 and December 31, 2022, as the decrease in total deposits of $271.8 million was largely offset by an increase in FHLB advances and other borrowings of $275.6 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits decreased $271.8 million, or 6.55%, to $3.88 billion at December 31, 2023, as compared to $4.15 billion at December 31, 2022. Brokered deposits decreased by $290.0 million, or 74.4%. Deposits, excluding brokered deposits, increased $18.3 million, or 0.5%. The increase in deposits, excluding brokered deposits, was attributable to increases of $223.7 million in time deposits and $8.6 million in savings accounts, partially offset by decreases of $58.1 million in transaction accounts and $155.9 million in money market accounts. Estimated uninsured deposits (excluding fully collateralized uninsured governmental deposits of $791.7 million) were approximately $869.9 million, or 22.4%, of total deposits as of December 31, 2023, as compared to estimated uninsured deposits (excluding fully collateralized uninsured governmental deposits of $661.1 million) of approximately $899.5 million, or 24.5%, of total deposits as of September 30, 2023.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2023	September 30, 2023	December 31, 2022
Transaction:
Non-interest bearing checking	$694,903	$727,605	$852,660
Negotiable orders of withdrawal and interest-bearing checking	1,231,943	1,150,647	1,132,290
Total transaction	1,926,846	1,878,252	1,984,950
Savings and money market:
Savings	925,744	956,009	917,180
Money market	302,122	303,510	508,067
Brokered money market	50,000	—	—
Total savings	1,277,866	1,259,519	1,425,247
Certificates of deposit:
Brokered deposits	50,000	—	390,035
$250,000 and under	525,454	461,220	293,200
Over $250,000	98,269	69,522	56,787
Total certificates of deposit	673,723	530,742	740,022
Total deposits	$3,878,435	$3,668,513	$4,150,219

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	December 31, 2023	September 30, 2023	December 31, 2022

Business customers	$893,296	$988,612	$1,146,803
Municipal customers	$768,556	$638,881	$604,717

Borrowed funds increased to $920.5 million at December 31, 2023, from $644.9 million at December 31, 2022. The increase in borrowings for the period was primarily due to an increase in FHLB and FRB borrowings of $275.4 million, including $94.5 million of borrowings under the Federal Reserve Bank Term Funding Program, which included favorable terms and conditions as compared to FHLB advances. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies. During the year ended December 31, 2023, the Company increased borrowings to pay off higher-rate brokered certificates of deposit.

The following is a table of term borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at December 31, 2023 (dollars in thousands):

Year	Amount (1)	Weighted Average Rate
2024	$195,265	3.96%
2025	182,500	2.59%
2026	148,000	4.36%
2027	173,000	3.19%
2028	154,288	3.96%
	$853,053	3.58%

(1) Borrowings maturing in 2024 include $94.5 million of FRB borrowings that can be repaid without any penalty.
Total stockholders’ equity decreased by $1.9 million to $699.4 million at December 31, 2023, from $701.4 million at December 31, 2022. The decrease was attributable to $36.9 million in stock repurchases and $22.8 million in dividend payments, partially offset by net income of $37.7 million for the year ended December 31, 2023, a $15.9 million reduction in accumulated other comprehensive loss due to an increase in the fair value of our debt securities available-for-sale portfolio, and a $4.2 million increase in equity award activity. On November 7, 2023, the Board of Directors of the Company approved a new $7.5 million stock repurchase program. During the year ended December 31, 2023, the Company repurchased approximately 3.1 million of its common stock outstanding at an average price of $11.99 for a total of $36.9 million pursuant to the approved stock repurchase plans. As of December 31, 2023, the Company had approximately $3.1 million in remaining capacity under its current repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at December 31, 2023 (dollars in thousands):

Cash and cash equivalents(1)	$215,617
Corporate bonds(2)	$110,914
Multifamily loans(2)	$930,990
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$382,787

(1) Excludes $13.9 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At December 31, 2023, the Company and the Bank's estimated CBLR ratios were 12.58% and 12.80%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9.0%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2023, September 30, 2023, and December 31, 2022 (dollars in thousands):

	December 31, 2023	September 30, 2023	December 31, 2022
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,709	$3,073	$3,285
Commercial	6,491	5,435	5,184
One-to-four family residential	104	106	118
Home equity and lines of credit	499	98	262
Commercial and industrial	305	848	964
Other	7	10	—
Total non-accrual loans	10,115	9,570	9,813
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	$201	$209	$233
Commercial	—	114	8
One-to-four family residential	406	139	155
Home equity and lines of credit	711	115	—
Commercial and industrial	—	15	—
PPP loans	—	—	24
Other	—	—	5
Total loans held-for-investment delinquent 90 days or more and still accruing	1,318	592	425
Total non-performing assets	$11,433	$10,162	$10,238
Non-performing loans to total loans	0.27%	0.24%	0.24%
Non-performing assets to total assets	0.20%	0.19%	0.18%
Loans subject to restructuring agreements and still accruing (1)	$—	$—	$3,751
Accruing loans 30-89 days delinquent	$8,683	$8,105	$3,644

(1) With the adoption of Accounting Standards Update (“ASU”) 2022-02, Financial Instruments - Credit Losses (Topic 326) Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), effective January 1, 2023, TDR accounting has been eliminated.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $8.7 million, $8.1 million, and $3.6 million at December 31, 2023, September 30, 2023, and December 31, 2022, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2023, September 30, 2023, and December 31, 2022 (dollars in thousands):

	December 31, 2023	September 30, 2023	December 31, 2022
Held-for-investment
Real estate loans:
Multifamily	$740	$178	$189
Commercial	1,010	1,892	900
One-to-four family residential	3,339	2,708	672
Home equity and lines of credit	817	1,206	830
Commercial and industrial loans	2,767	2,117	1,048
Other loans	10	4	5
Total delinquent accruing loans held-for-investment	$8,683	$8,105	$3,644

The increase in the commercial and industrial loan delinquencies from December 31, 2022 was primarily due to an increase in delinquencies in unsecured small business loans. Unsecured small business loans totaled $37.4 million, $39.1 million, and $43.3 million at December 31, 2023, September 30, 2023, and December 31, 2022, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio.

PCD Loans (Held-for-Investment)
The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($9.9 million at December 31, 2023 and $11.5 million at December 31, 2022) as accruing, even though they may be contractually past due. At December 31, 2023, 2.9% of PCD loans were past due 30 to 89 days, and 27.1% were past due 90 days or more, as compared to 6.8% and 23.0%, respectively, at December 31, 2022.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, including any potential recessionary conditions, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the effects of the COVID-19 pandemic, competition among depository and other financial institutions, including with respect to fees and interest rates, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a potential government shutdown, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.59%	0.99%	0.59%	0.68%	1.09%
Return on equity (ratio of net income to average equity)	4.75	8.07	4.74	5.45	8.57
Average equity to average total assets	12.42	12.31	12.49	12.44	12.75
Interest rate spread	1.58	2.63	1.69	1.82	2.82
Net interest margin	2.17	2.89	2.25	2.35	2.97
Efficiency ratio (2)	64.46	50.88	64.65	61.11	46.27
Non-interest expense to average total assets	1.51	1.52	1.49	1.50	1.38
Non-interest expense to average total interest-earning assets	1.58	1.59	1.56	1.57	1.44
Average interest-earning assets to average interest-bearing liabilities	131.09	136.68	132.21	133.01	137.82
Asset Quality Ratios:
Non-performing assets to total assets	0.20	0.18	0.19	0.20	0.18
Non-performing loans (3) to total loans (4)	0.27	0.24	0.24	0.27	0.24
Allowance for credit losses to non-performing loans	328.30	416.26	378.67	328.30	416.26
Allowance for credit losses to total loans held-for-investment, net (5)	0.89	1.00	0.91	0.89	1.00

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans, and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2023	September 30, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$13,889	$13,258	$14,530
Interest-bearing deposits in other financial institutions	215,617	67,298	31,269
Total cash and cash equivalents	229,506	80,556	45,799
Trading securities	12,549	11,504	10,751
Debt securities available-for-sale, at estimated fair value	795,464	743,699	952,173
Debt securities held-to-maturity, at amortized cost	9,866	10,114	10,760
Equity securities	10,629	10,628	10,443
Loans held-for-sale	—	950	—
Loans held-for-investment, net	4,203,654	4,229,974	4,243,693
Allowance for credit losses	(37,535)	(38,480)	(42,617)
Net loans held-for-investment	4,166,119	4,191,494	4,201,076
Accrued interest receivable	18,491	17,355	17,426
Bank-owned life insurance	171,543	170,591	167,912
Federal Home Loan Bank of New York stock, at cost	39,667	41,165	30,382
Operating lease right-of-use assets	30,202	31,407	34,288
Premises and equipment, net	24,771	24,154	24,844
Goodwill	41,012	41,012	41,012
Other assets	48,577	62,455	54,427
Total assets	$5,598,396	$5,437,084	$5,601,293

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,878,435	$3,668,513	$4,150,219
Securities sold under agreements to repurchase	25,000	25,000	25,000
Federal Home Loan Bank advances and other borrowings	834,272	893,973	558,859
Subordinated debentures, net of issuance costs	61,219	61,163	60,996
Lease liabilities	35,205	36,535	39,790
Advance payments by borrowers for taxes and insurance	25,102	25,968	25,995
Accrued expenses and other liabilities	39,718	41,857	39,044
Total liabilities	4,898,951	4,753,009	4,899,903

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	699,445	684,075	701,390
Total liabilities and stockholders’ equity	$5,598,396	$5,437,084	$5,601,293

Total shares outstanding	44,524,929	44,956,118	47,442,488
Tangible book value per share (1)	$14.78	$14.30	$13.91

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $154, $185, and $266 at December 31, 2023, September 30, 2023, and December 31, 2022, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Interest income:
Loans	$46,418	$42,881	$46,213	$181,638	$160,911
Mortgage-backed securities	3,538	3,659	3,664	14,708	12,461
Other securities	1,494	1,440	1,095	5,087	4,325
Federal Home Loan Bank of New York dividends	988	386	933	3,113	1,174
Deposits in other financial institutions	2,024	394	831	4,249	817
Total interest income	54,462	48,760	52,736	208,795	179,688
Interest expense:
Deposits	16,835	5,675	13,614	48,753	10,289
Borrowings	7,873	2,908	8,593	32,055	9,296
Subordinated debt	836	836	837	3,320	1,797
Total interest expense	25,544	9,419	23,044	84,128	21,382
Net interest income	28,918	39,341	29,692	124,667	158,306
Provision for credit losses	271	1,227	188	1,353	4,482
Net interest income after provision for credit losses	28,647	38,114	29,504	123,314	153,824
Non-interest income:
Fees and service charges for customer services	1,473	1,499	1,317	5,479	5,705
Income on bank-owned life insurance	952	866	920	3,631	3,414
Gains/(losses) on available-for-sale debt securities, net	—	15	—	(17)	279
Gains/(losses) on trading securities, net	998	585	(295)	1,721	(2,206)
Gain on sale of loans	—	180	99	134	453
Other	204	74	80	948	338
Total non-interest income	3,627	3,219	2,121	11,896	7,983
Non-interest expense:
Compensation and employee benefits	12,186	12,252	10,920	46,496	41,961
Occupancy	3,227	3,200	3,416	13,259	13,241
Furniture and equipment	475	440	479	1,868	1,730
Data processing	1,830	2,093	1,994	8,138	7,415
Professional fees	784	806	883	3,406	3,846
Advertising	337	902	414	2,171	2,159
Federal Deposit Insurance Corporation insurance	568	339	591	2,331	1,407
Credit loss (benefit)/expense for off-balance sheet exposures	(165)	199	160	(555)	(1,061)
Other	1,738	1,425	1,710	6,336	6,250
Total non-interest expense	20,980	21,656	20,567	83,450	76,948
Income before income tax expense	11,294	19,677	11,058	51,760	84,859
Income tax expense	3,072	5,538	2,877	14,091	23,740
Net income	$8,222	$14,139	$8,181	$37,669	$61,119
Net income per common share:
Basic	$0.19	$0.31	$0.19	$0.86	$1.32
Diluted	$0.19	$0.31	$0.19	$0.86	$1.32
Basic average shares outstanding	42,704,541	45,486,423	42,866,246	43,560,844	46,234,122
Diluted average shares outstanding	42,780,195	45,789,419	42,918,174	43,638,616	46,438,119

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,211,344	$46,418	4.37%	$4,252,752	$46,213	4.31%	$4,247,576	$42,881	4.01%
Mortgage-backed securities (3)	620,384	3,538	2.26	660,753	3,664	2.20	785,676	3,659	1.85
Other securities (3)	231,133	1,494	2.56	209,341	1,095	2.08	292,413	1,440	1.95
Federal Home Loan Bank of New York stock	39,470	988	9.93	41,278	933	8.97	24,609	386	6.22
Interest-earning deposits in financial institutions	173,026	2,024	4.64	73,005	831	4.52	53,920	394	2.90
Total interest-earning assets	5,275,357	54,462	4.10	5,237,129	52,736	4.00	5,404,194	48,760	3.58
Non-interest-earning assets	255,155			248,315			237,074
Total assets	$5,530,512			$5,485,444			$5,641,268

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,522,964	$11,214	1.76%	$2,408,218	$8,865	1.46%	$2,708,942	$1,739	0.25%
Certificates of deposit	567,356	5,621	3.93	551,904	4,749	3.41	732,006	3,936	2.13
Total interest-bearing deposits	3,090,320	16,835	2.16	2,960,122	13,614	1.82	3,440,948	5,675	0.65
Borrowed funds	872,756	7,873	3.58	939,922	8,593	3.63	451,049	2,908	2.56
Subordinated debt	61,183	836	5.42	61,127	837	5.43	61,947	836	5.35
Total interest-bearing liabilities	4,024,259	25,544	2.52	3,961,171	23,044	2.31	3,953,944	9,419	0.95
Non-interest bearing deposits	717,372			739,266			890,633
Accrued expenses and other liabilities	101,964			100,103			102,012
Total liabilities	4,843,595			4,800,540			4,946,589
Stockholders' equity	686,917			684,904			694,679
Total liabilities and stockholders' equity	$5,530,512			$5,485,444			$5,641,268

Net interest income		$28,918			$29,692			$39,341
Net interest rate spread (4)			1.58%			1.69%			2.63%
Net interest-earning assets (5)	$1,251,098			$1,275,958			$1,450,250
Net interest margin (6)			2.17%			2.25%			2.89%
Average interest-earning assets to interest-bearing liabilities			131.09%			132.21%			136.68%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended
	December 31, 2023			December 31, 2022
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (1)	$4,248,355	$181,638	4.28%	$4,077,175	$160,911	3.95%
Mortgage-backed securities (2)	682,416	14,708	2.16	863,897	12,461	1.44
Other securities (2)	238,722	5,087	2.13	285,385	4,325	1.52
Federal Home Loan Bank of New York stock	40,684	3,113	7.65	22,541	1,174	5.21
Interest-earning deposits in financial institutions	97,975	4,249	4.34	85,485	817	0.96
Total interest-earning assets	5,308,152	208,795	3.93	5,334,483	179,688	3.37
Non-interest-earning assets	247,050			259,891
Total assets	$5,555,202			$5,594,374

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,463,455	$30,408	1.23%	$2,898,048	$3,610	0.12%
Certificates of deposit	571,041	18,345	3.21	525,557	6,679	1.27
Total interest-bearing deposits	3,034,496	48,753	1.61	3,423,605	10,289	0.30
Borrowed funds	895,229	32,055	3.58	413,697	9,296	2.25
Subordinated debt	61,169	3,320	5.43	33,436	1,797	5.37
Total interest-bearing liabilities	$3,990,894	84,128	2.11	$3,870,738	21,382	0.55
Non-interest bearing deposits	770,939			907,603
Accrued expenses and other liabilities	102,563			102,807
Total liabilities	4,864,396			4,881,148
Stockholders' equity	690,806			713,226
Total liabilities and stockholders' equity	$5,555,202			$5,594,374

Net interest income		$124,667			$158,306
Net interest rate spread (3)			1.82%			2.82%
Net interest-earning assets (4)	$1,317,258			$1,463,745
Net interest margin (5)			2.35%			2.97%
Average interest-earning assets to interest-bearing liabilities			133.01%			137.82%

(1)     Includes non-accruing loans.
(2)     Securities available-for-sale and other securities are reported at amortized cost.
(3)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average total interest-earning assets.